EXHIBIT 23.2

                       CONSENT OF BEARD MILLER COMPANY LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITOR'S CONSENT

     We hereby consent to the use in this Registration Statement on Form S-4 of East Penn Financial Corporation, filed with the U.S. Securities and Exchange Commission, of our report dated January 31, 2003, relating to East Penn Bank's consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002. We also consent to the reference to our firm under the caption "Proposal No. 3: Ratification of Independent Auditors" and under the caption "Experts" in the related Proxy Statement/Prospectus.


                          /s/ Beard Miller Company LLP



Allentown, Pennsylvania
March __7___, 2003